GUARANTEED MINIMUM DEATH BENEFIT
                                REINSURANCE AGREEMENT


                                     Between



CEDING COMPANY:   THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE
                  UNITED STATES, a New York corporation (hereinafter referred to as the "Ceding Company")


                                       and


REINSURER:       REINSURANCE COMPANY OF [ City,  State],
                 a [State] Corporation (hereinafter referred to as "Reinsurer")



EFFECTIVE DATE:  [Date]



Commencing on the effective date, the Ceding Company will cede and Reinsurer will accept the Ceding Company's Guaranteed Minimum Death Benefit (GMDB) risks as in accordance with the following terms and conditions.

                                TABLE OF CONTENTS


ARTICLES           TITLE                                          PAGE

I                  Automatic reinsurance                          3
II                 Reinsurance premiums and reporting             4
III                Errors and omissions                           6
IV                 Claims                                         6
V                  Recapture                                      8
VI                 Inspection of records                          8
VII                Confidentiality                                8
VIII               Insolvency                                     9
IX                 Termination charge                             10
X                  Parties to the agreement                       10
XI                 Duration of agreement                          10
XII                Arbitration                                    11
XIII               Currency                                       12
XIV                Choice of law and forum                        12
XV                 Dac tax                                        12
XVI                Premium tax                                    13
XVII               Miscellaneous                                  13



                                   SCHEDULES

A                  Automatic Acceptance Limits                    16
B                  Accepted Coverage                              17
C                  Premium Rates                                  20
D                  Reporting Format                               21
E                  Sub-Accounts                                   22

                                    ARTICLE I
                              AUTOMATIC REINSURANCE


1. Beginning with the effective date of this agreement, the Ceding Company cedes and Reinsurer accepts, subject to the terms, limits and conditions set forth in this Agreement and the Schedules attached hereto, a [#]% quota share reinsurance of the guaranteed minimum death benefit amount at risk (as defined and adjusted in Schedule A) under the variable annuity contract provisions set forth in Schedule B hereto ("GMDB") and included in the variable annuity contracts listed in Schedule B ("Contracts"), subject to the provisions of paragraph 4 of this Article I.

2. This agreement covers only the Ceding Company's liability on GMDB claims under the contract forms that Reinsurer has reviewed. Reinsurer acknowledges that it has reviewed all of the Contract forms listed in Schedule B.

3. If the Ceding Company intends to cede to Reinsurer liability with respect to a new annuity contract, or a revised version of a variable annuity contract where such revision effects the GMDB, it must provide Reinsurer written notice of such intention together with a copy of the proposed variable annuity contract or revision thereof.

     (a) New or revised policy forms that do not materially impact the guaranteed minimum death benefit risks shall be submitted to Reinsurer by Ceding Company as a revised Schedule to be included in this Agreement. A form that contains no increase above the rates shown in Schedule B (as most recently amended) in the mortality and expense risk charge, other Contract charges against the Annuity Account Value, or surrender charges or in the investment management fees of the underlying portfolios (which shall be deemed a change of form for purposes of this Agreement) will be deemed to have no material impact on the guaranteed minimum death benefit risk. Such new or revised forms shall automatically be reinsured under this Agreement when a revised
         Schedule is submitted to Reinsurer or at such later date as may be specified in the notice.

     (b) New or revised policy forms that materially impact the guaranteed minimum death benefit risks and additions of eligible portfolios in Schedule E shall be subject to the approval of Reinsurer within [number (#)] days after such forms are submitted to Reinsurer. If Reinsurer fails to provide written notice of approval or disapproval of such forms within the thirty [number (#)] day period, such forms shall be considered to have been approved by Reinsurer and shall become reinsured under this Agreement on the first day following the expiration of such [number (#)] day period or at such later date as may have been specified in the notice.

4. Reinsurer's share of the maximum purchase amount for each contract shall not exceed $[#] without prior notification and acceptance. The maximum purchase amount is the sum of all premium contributions less withdrawals in the contract. For purchase amounts that result in Reinsurer's share being greater than $ [ # ] and where Reinsurer has not agreed to accept the


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


     entire amount, Reinsurer's quota share for such contract shall be set equal to the ratio of $ [ # ] to the maximum purchase amount.



                                   ARTICLE II
                       REINSURANCE PREMIUMS AND REPORTING


1.   REINSURANCE PREMIUMS

     A. Reinsurance premiums will be paid [time period] in arrears. Premiums will be determined in accordance with Schedule C.

2.   REINSURANCE REPORTING

     A. Within [number (#)] days from the end of each [time period], the Ceding Company will provide a report to Reinsurer in the format set forth in Schedule D. Within [number (#)] days from the close of each calendar [time period], the Ceding Company will forward to Reinsurer a statement or electronic medium reflecting the premiums due to Reinsurer and the benefits (including interest) due from Reinsurer, including any adjustments from the prior [time period]. The Ceding Company will also remit a check or make a wire transfer to an account specified in writing by Reinsurer for the net balance due to Reinsurer or will submit a request for payment of any net amount due from Reinsurer. No interest is payable on amounts paid within [number (#)] days of delivery of such statement.

     B. If the amounts described in this Article cannot be determined by said due dates on an exact basis, such payments will be made with a generally agreed upon formula which will approximate the actual payments. Adjustments will then be made to reflect actual amounts when they become available.

3.   UNPAID AMOUNTS

     A. If any reinsurance premium (net of claims payable by Reinsurer) is not paid within the allotted time, Reinsurer may terminate the reinsurance on Contracts for which reinsurance premium was not paid by giving the Ceding Company [number (#)] days written notice. The Ceding Company will be liable for the payment of reinsurance premiums due for periods prior to the effective date of termination. Failure by Reinsurer to exercise its right under this paragraph in any specific situation will not be deemed a waiver of Reinsurer's right under this paragraph with respect to any subsequent unpaid premium.

     B. Reinsurer will reinstate the reinsurance at any time within [number (#)] days following such termination if the Ceding Company makes payment, with interest, of all reinsurance premiums due and payable up to the date of reinstatement and provides full disclosure of all claims for

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

         which it has received notice between dates of termination and reinstatement. With respect to claims incurred by the Ceding Company between the dates of termination and reinstatement of which the Ceding Company received notice during such period, Reinsurer will be liable for reinsurance on only those claims disclosed by the Ceding Company at the time it requested reinstatement All such claims will be subject to the claims provisions specified in Article IV.

     C. Balances remaining unpaid by either party for more than [number (#)] days from the date due will incur interest retroactive from the due date of the balance to the date of actual payment. Interest amounts will be calculated using the 7 year Constant Maturity Treasury rate reported for the last working day of the [time period] of the due date as reported in the Federal Reserve H15 Report.

4.   OFFSET

     Obligations of one party to the other under this agreement, whether liquidated or unliquidated, whether on account of premiums or on account of losses or otherwise, shall be offset against each other and only a net amount shall be due.

5.   RESERVE AND VALUATION INFORMATION

     The reserve held by Reinsurer for reinsurance of the variable annuity death benefit will be determined in accordance with the NAIC Actuarial Guideline [#], but in no event will be less than the required statutory reserve in the state of domicile of the Ceding Company or any other state in which it conducts business.

6.   SELF ADMINISTERED REPORTING REQUIREMENTS

     The Ceding Company will not materially change its existing self-administered reporting practices in effect on or after the effective date, unless the Ceding Company notifies Reinsurer in writing and Reinsurer approves of such changes. Reinsurer reserves the right, upon [number (#)] days written notice to the Ceding Company with opportunity to cure, to terminate all reinsurance, both in force and new business, if the reporting practices of the Ceding Company deteriorate to the point that Reinsurer cannot properly administer the risks reinsured under this agreement. Reinsurer shall not make any change in its risk administration practices that would materially affect the Ceding Company's self-administered reporting practices.

                                   ARTICLE III
                              ERRORS AND OMISSIONS

Any inadvertent delay, error or omission shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, error or omission had not been made, provided such omission or error is rectified upon discovery. The party first discovering such error or act resulting from the error will notify the other party in writing promptly upon discovery thereof, and the parties shall act to correct such error within [number (#)] days of receipt of such. Exercise of the remedy provided in this paragraph shall not be construed as a waiver by either party of its right to enforce strictly the terms of this Agreement.

                                   ARTICLE IV
                                     CLAIMS

1. The Ceding Company is solely responsible for payment of its claims under the underlying Annuity Contracts identified in Schedule B.

2. The Ceding Company will determine the Guaranteed Minimum Death Benefit for each deceased annuitant.

3.   Claims are self-administered.

4. The amount payable, or paid, on such claim will be furnished to Reinsurer when the claim payment is reported to Reinsurer in the monthly report that includes the claim.

5. Reinsurer will be liable to the Ceding Company for the benefits reinsured hereunder to the same extent as the Ceding Company is liable to the policyowner for such benefits, and all reinsurance will be subject to the terms and conditions of the contract under which the Ceding Company will be liable.

6. Reinsurer will pay its share in a lump sum to the Ceding Company without regard to the form of claim settlement of the Ceding Company. Payment will be included in the quarterly accounting pursuant to Paragraph 2 of
     Article II.

7. Reinsurer agrees to pay to the Ceding Company a proportionate share of any interest paid out to the claimant by the Ceding Company. Reinsurer's liability to pay interest will be discharged on the date that Reinsurer issues payment to the Ceding Company.

8. The Ceding Company will promptly notify Reinsurer of its intention to contest benefits reinsured under this agreement or to assert defenses to a claim for such benefits. If Reinsurer agrees to participate in the contest or assertion of defenses and the Ceding Company's contest of such benefits results in the reduction of its liability, Reinsurer will share in such reduction in proportion to Reinsurer's liability. If Reinsurer declines to participate in the contest or assertion of defenses, Reinsurer shall discharge all of its liability by payment of the full amount of the reinsurance to the Ceding Company.

9. Reinsurer will pay its share of the unusual expenses of the contest in addition to its share of the claim itself as provided in the next paragraph. Routine expenses incurred in the normal settlement of uncontested claims, including interpleader cases and the salaries of officers and employees of the Ceding Company, are excluded from this provision.

10. The Ceding Company will notify Reinsurer of its intention to contest or deny a claim which may involve reinsurance under this Agreement, and Reinsurer shall then have [number (#)] days to notify the Ceding Company whether it agrees that the claim should be contested or denied. If Reinsurer fails to provide such notice, it shall pay the full amount or the reinsurance as set forth in this Agreement and shall have no further obligation with respect thereto. If Reinsurer participates in the contest, in no event will Reinsurer participate in punitive or extra-contractual compensatory damages which are awarded against the Ceding Company as a result of an act, omission or course of conduct committed solely by the Ceding Company in connection with the benefits reinsured under this Agreement. Reinsurer will, however, pay its share of statutory penalties awarded against the Ceding Company in connection with benefits reinsured under this Agreement. The parties recognize that circumstances may arise in which equity would require Reinsurer, to the extent permitted by law, to share proportionately in certain assessed damages. Such circumstances are difficult to define in advance, but generally would be those situations in which Reinsurer was an active party and directed, consented to, or ratified the act, omission, or course of conduct of the Ceding Company which ultimately results in the assessment of punitive and/or compensatory damages. In such situations, the Ceding Company and Reinsurer will share such damages so assessed in equitable proportions. For purposes of this provision, the following definitions will apply:

     (a) "Punitive Damages" are those damages awarded as a penalty, the amount of which is not governed nor fixed by statute;

     (b) "Statutory Penalties" are those amounts which are awarded as a penalty, but fixed in amount by statute;

     (c) "Compensatory Damages" are those amounts awarded to compensate for the actual damages sustained, and are not awarded as penalty, nor fixed in amount by statute.


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


                                    ARTICLE V
                                    RECAPTURE

Recapture is not available. However, if any amount due from Reinsurer (net of premiums payable by the Ceding Company) is not paid within the allotted time, the Ceding Company may recapture all business reinsured hereunder by giving Reinsurer [number (#)] days written notice; in any such case, the Ceding Company will be liable to Reinsurer only for reinsurance premiums (net of claims payable by Reinsurer) due for periods prior to the effective date of termination.

                                   ARTICLE VI
                              INSPECTION OF RECORDS

Upon [number (#)] days written notice, Reinsurer and the Ceding Company each shall have the right to examine through their designated representatives, at the office of the other, during normal business hours of the party being inspected, all books, records, and documents relating to the reinsurance under this Agreement. The expenses of any such inspection shall be born by the party initiating the inspection. The information obtained by the inspecting party shall be treated as confidential material subject to Article VII and shall be used only for the purposes of this Agreement.

                                   ARTICLE VII
                                 CONFIDENTIALITY

Reinsurer and the Ceding Company may come into the possession or knowledge of Confidential Information (as defined herein) of either party in fulfilling their obligations under this agreement. Reinsurer and the Ceding Company agree to hold such information in confidence and to take all reasonable steps to ensure that such Confidential Information is not disclosed in any form by any means by its employees or third parties of any kind, except by advance written authorization by an officer of Reinsurer or the Ceding Company; provided however, that Reinsurer and the Ceding Company will be deemed to have satisfied their obligations as to the Confidential Information by protecting its confidentiality in the same manner that they would protect their own proprietary or confidential information of like kind which will be at least a reasonable manner or, if it is determined that such disclosure is necessary in order to avoid a violation or potential violation of legal obligations in accordance with the following:

1. If Reinsurer or the Ceding Company, their employees, directors or advisers are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose Confidential Information, it will promptly notify the other party in writing. The party notified will promptly determine whether to contest such attempted discovery by legal means or to waive compliance by the notifying party with the terms of this Agreement. If, in the opinion of its counsel, Reinsurer or the Ceding Company is subject to contempt, sanction or other penalty for failure to disclose the requested Confidential Information, it may, without violating the terms of this Agreement, disclose only that portion of the Confidential Information that counsel advises is legally required to be disclosed, provided that it exercises all reasonable efforts to preserve the confidentiality of such information, including, without limitation, by cooperating with Reinsurer or the Ceding Company in obtaining a protective order or other reliable assurance that the Confidential Information will be protected from re-disclosure, provided, however, that all expenses of such efforts (other than allocated costs of home office employees at such location) shall be borne by the party whose confidential information is sought to be disclosed.

2. Confidential Information means any and all information acquired by Reinsurer or the Ceding Company prior or subsequent to the execution of this Agreement with the exception of the following:

         o  Information readily available in the public domain; or
         o Information acquired from sources (who are not thereby violating a confidentiality obligation) other than the other party.

                                  ARTICLE VIII
                                   INSOLVENCY

1. In the event of insolvency of either the Ceding Company or Reinsurer, any debits or credits due the other party, whether matured or unmatured, under this agreement, which exist on the date of the entry of a receivership or liquidation order, shall be deemed mutual debits or credits as the case may be and shall be offset and only the balance shall be allowed or paid.

2. In the event of insolvency of the Ceding Company, the reinsurance hereunder of the GMDB benefit shall be payable by Reinsurer directly to the Ceding Company or its liquidator, receiver or statutory successor on the basis of the liability of the Ceding Company under the Contracts reinsured without diminution because of the insolvency of the Ceding Company.

3. In the event of insolvency of the Ceding Company, the liquidator, receiver or statutory successor will give Reinsurer written notice of any pending claim and Reinsurer may, at its own expense, investigate the claim and interpose any defense which it deems appropriate to the Ceding Company or its liquidator, receiver or statutory successor. If the Ceding Company benefits from the defense by Reinsurer, an equitable share of the expenses incurred by the Reinsurer will be chargeable to the Ceding Company as part of the expense of liquidation.

4. The Reinsurer's liability will not increase as a result of the insolvency of the Ceding Company.

5. In the event of the insolvency of Reinsurer as determined by the Illinois Department of Insurance, the liability of Reinsurer shall not terminate but shall continue with respect to the reinsurance ceded to Reinsurer by the ceding company prior to the date of such insolvency, and the Ceding



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


     Company shall have a security interest in any and all sums held by or under deposit in the name of Reinsurer.

6. If the event in paragraph above occurs, Reinsurer shall have the right within [number (#)] days notice period to transfer all new and existing reinsurance ceded and all rights and obligations under this Agreement to another reinsurer, subject to approval of the reinsurer by the Ceding Company, and upon terms and conditions acceptable to the Ceding Company. The Ceding Company shall not withhold its approval unreasonably and it is understood that the terms and conditions of this Agreement shall be acceptable to the Ceding Company for purposes of such transfer. In the event that Reinsurer is unable to effect such transfer, upon expiration of the applicable notice period all new and existing reinsurance ceded under this Agreement shall terminate and be recaptured by the Ceding Company.

                                   ARTICLE IX
                               TERMINATION CHARGE

If Reinsurer exercises its rights to terminate all new and existing inforce reinsurance as stipulated in Article II 3, an appropriate charge will be determined by, and paid to, Reinsurer. Such termination charge will equal costs involved (including legal fees) necessary to recover the unpaid premiums, which cost shall be measured from the date of termination.

                                    ARTICLE X
                            PARTIES TO THE AGREEMENT

This is an agreement for indemnity reinsurance solely between the Ceding Company and Reinsurer. The acceptance of reinsurance hereunder will not create any right or legal relation whatsoever between Reinsurer and any annuitant, contract owner or any beneficiary under any contracts of the Ceding Company which may be reinsured hereunder.

                                   ARTICLE XI
                              DURATION OF AGREEMENT

1. This Agreement will be effective on and after the Effective Date stated on the cover page. Other than for nonpayment of reinsurance premiums and/or failure to comply with reporting requirements giving rise to a right to terminate under Article II, Paragraph 6, the Agreement is unlimited in duration but may be amended by mutual written agreement of the Ceding Company and Reinsurer.

2. This Agreement may be terminated as to new reinsurance by either party's giving [number (#)] days written notice to the other, effective one year after date of this agreement.



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



                                   ARTICLE XII
                                   ARBITRATION

1. It is the intention of Reinsurer and the Ceding Company that this agreement will be enforced in accordance with its terms. For purposes of resolving any ambiguity that may arise, the parties will refer to the customs and practices of the insurance and reinsurance industry. The parties agree to act in all things with the highest good faith. If Reinsurer and the Ceding Company cannot mutually resolve a dispute which arises out of or relates to this Agreement, however, the dispute will be decided through arbitration. This Agreement is the result of arms-length negotiations between the parties hereto and has been prepared jointly by the parties; in applying and interpreting the provisions of this Agreement, there shall be no presumption that this Agreement was prepared by any one party or that this Agreement shall be construed in favor of or against any one party.

2. Disagreements between Reinsurer and the Ceding Company will be submitted to three arbitrators who must be current or former officers of other life insurance or reinsurance companies. Within [number (#)] days of the date of notice of the intent to submit the dispute to arbitration, Reinsurer and the Ceding Company will each appoint one arbitrator and the third will be selected by these two arbitrators within [number (#)] days of the appointment of the second of them. If either party refuses or neglects to appoint an arbitrator within such [number (#)] day period, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within such [number (#)] day period following their appointments, then the appointment of said third arbitrator will be left to the President of the American Arbitration Association. The arbitrators are empowered to decide all substantive and procedural issues by a majority of votes.

3. The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary to resolve any ambiguity, on the customs and practices of the insurance and reinsurance industry. There will be no appeal from their decision, and any court having jurisdiction of the subject matter and the parties may reduce that decision to judgment.

4. The arbitration hearing will be held on the date and at the place fixed by the arbitrators. In no event will this date be later than [number (#)] months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish pre-arbitration procedures as warranted by the facts and issues of the particular case. At least [number (#)] days prior to the arbitration hearings, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. Each party may examine any witnesses who testify at the arbitration hearing. Within [number (#)] days after the end of the arbitration hearing, the arbitrators will issue a written decision. In their decision, the arbitrators will apportion the costs


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

     of arbitration, which will include but not be limited to their own fees and expenses, as they deem appropriate.

5. No right of one party to terminate this agreement for any act or omission of the other party shall be exercised until completion of any arbitration proceeding regarding such act or omission and in accordance with the arbitrator's decision.

                                  ARTICLE XIII
                                    CURRENCY

All of the provisions of this Agreement involving dollar amounts are expressed in the terms of United States dollars. Therefore, all statistics must be reported in U.S. dollars, and all payments must be made in U.S. dollars.

                                   ARTICLE XIV
                             CHOICE OF LAW AND FORUM

[State] law will govern the terms and conditions of the Agreement (except to the extent the Uniform Arbitration Act applies). In the case of an arbitration, the Uniform Arbitration Act will control except as provided in Article XII.

                                   ARTICLE XV
                           DAC TAX ELECTION STATEMENT

1.   The Ceding Company and Reinsurer hereby agree to the following pursuant to
     Section 1.848-2(g)(8) of the Income Tax Regulation issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election will be effective for 1992 and all subsequent taxable years for which this agreement remains in effect.

2. The term "party" will refer to either the Ceding Company or Reinsurer as appropriate.

3. The terms used in this article are defined by reference to Regulation 1.848-2 in effect December 1992.

4. The party with net positive consideration for this agreement for each taxable year will capitalize specified IRS policy acquisition expenses with respect to this agreement without regard to the general deductions limitation of Section 848(c)(1).

5. Both parties agree to exchange information pertaining to the amount of net consideration under this agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.


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


6. Reinsurer will submit a schedule to the Ceding Company by [Month day] of each year of its calculation of the net consideration for the preceding calendar year. This schedule will be accompanied by a statement stating that Reinsurer will report such net consideration in its tax return for the preceding calendar year.

7. The Ceding Company may contest such calculation by providing an alternative calculation to Reinsurer within [number (#)] days of the Ceding Company's receipt of Reinsurer's calculation. If the Ceding Company does not so notify Reinsurer, Reinsurer will report the net consideration as determined by Reinsurer in Reinsurer's tax return for the previous calendar year.

8. If the Ceding Company contests Reinsurer's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within [number (#)] days of the date the Ceding Company submits its alternative calculation. If the Ceding Company and Reinsurer reach agreement on an amount of the net consideration, each party will report such amount in their respective tax returns for the previous calendar year.

                                   ARTICLE XVI
                                   PREMIUM TAX

      Reinsurer will not be responsible for any taxes incurred now or in the future, directly or indirectly, by the Ceding Company or its affiliated companies.

                                  ARTICLE XVII
                                  MISCELLANEOUS

1. Entire Agreement. This agreement constitutes the entire agreement between the parties with respect to the business being reinsured hereunder and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

2. Amendment. This Agreement may not be modified or amended except by a written agreement signed by both parties.

3. Notices. All notices, requests, and other communications to any party hereunder shall be in writing and shall be given.

4. Successors and assigns. The provisions of this agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may transfer any of its rights or obligations under this Agreement to a party that would replace it hereunder without the consent of the other party hereto.



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


5. Survival. The provisions of Articles VII and XII shall survive termination of this Agreement. Following termination of this Agreement, Reinsurer shall continue to be liable for all reinsured obligations incurred prior to termination.

















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


          IN WITNESS WHEREOF, Reinsurer and Ceding Company have caused their names to be subscribed by their respective authorized officers.


Signed for Reinsurer:               Reinsurance Company of  City, State



By:  _____________________________  Attest:________________________________
     Name:                                 Name:
     Title:                                Title:



Date of Signatures:____________________________________






Signed for the Ceding Company:     The Equitable Life Assurance Society of the
                                   United States



By:  _____________________________  Attest:________________________________
     Name:                                 Name:
     Title:                                Title:


Date of Signatures:____________________________________

















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


                      SCHEDULES




       SCHEDULE A             AUTOMATIC ACCEPTANCE LIMITS

       SCHEDULE B             ACCEPTED COVERAGES

       SCHEDULE C             PREMIUM RATES

       SCHEDULE D             REPORTING FORMAT

       SCHEDULE E             SUB-ACCOUNTS


















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


                             SCHEDULE A

                       AUTOMATIC ACCEPTANCE LIMITS





GUARANTEED MINIMUM DEATH BENEFITS (GMDB)

The Reinsured Obligations under this Agreement shall be a [ # ]% Quota Share of the Benefit Payments. Benefit payments are the excess of the death benefits under a Contract over the Annuity Account Value on the date as which the death benefit is determined under the policy. In the event of lapse or other policy termination prior to the annuitant's death, no benefit will be payable under this coverage. Benefits will be reported as contemplated by Schedule C.

CAPACITY

$[#] million of first year contributions for each calendar year cohort of contracts issued. For any such cohort for which Reinsurer's quota share of first year contributions has exceeded $[ # ], Reinsurer's quota share shall be multiplied by the ratio of $[ # ] to [ # ]% of actual first year contributions under the Contracts.

                                   SCHEDULE B
                               ACCEPTED COVERAGES

Guaranteed minimum death benefit payments as described in the Contract forms attached hereto as Exhibits I and II to this Schedule B and the corresponding provisions of the flexible premium deferred annuity contract forms listed below:

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MARKET                  STATE (STATE           CERTIFICATE         ENDORSEMENT
                        CODE)                  NUMBER              NUMBER
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And such state specific versions as may be required by the states in which the company conducts business.

The ratcheted death benefit applies only if such benefit has been elected in the Contract.

                                    EXHIBIT I

                   Copy of Contract Form in use prior to [Date]

                                   EXHIBIT II

                 Copy of Contract Form in use from [Date] forward

                                   SCHEDULE C

                              PREMIUM RATE SCHEDULE


The reinsurance premium is equal to the cost of reinsurance as set forth below multiplied by the Adjusted Aggregate Account Value under the reinsured Contracts. The Adjusted Aggregate Account Value is the sum on a given date of Reinsurer's quota share (as adjusted for Reinsurer's capacity limit under Schedule A) of the Account Values in all of the Contracts subject to this Agreement. The Adjusted Aggregate Account Value and the premium thereon is calculated monthly on the average of beginning of the month and end of the month account values and paid quarterly.

    Issue Ages                                              Cost of Reinsurance




The premium rate is guaranteed for the life of the Contract, with the following caveat. If the benefits or charges to the policyholder are changed (including contract charges, M&E charges, and administrative fees), Reinsurer reserves the right, subject to the provisions of Article I, to adjust the premium rates on a prospective basis. Fund management fees are allowed to fluctuate.

Subject to [number (#)] days written notice, Reinsurer reserves the right to adjust premium rates for contracts with an effective date of [ # ] and later.

                                   SCHEDULE D

                                REPORTING FORMAT

Within [#] days after the end of each calendar month, the Ceding Company will furnish Reinsurer an electronic and summarized paper report for the reinsurance account, valued as of the last day of that month. The report will indicate for all inforce annuitants the following information:


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Field #  Field Name                Description
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  1      Report Date               Report date is the last day of the
                                   reporting month (mm/dd/yyyy)
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  2      Direct Writing Company    Name of your company
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  3      Policy Number             Policy or contract number
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  4      Policyholder              Name of the policyholder (last name_MI_
                                   first name)
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  5      Current Age               Age of the policyholder as of the report date
--------------------------------------------------------------------------------
  6      Issue Date                Date of the policy issued (mm/dd/yyyy)
--------------------------------------------------------------------------------
  7      Sex                       Gender of the policyholder (M or F)
--------------------------------------------------------------------------------
  8      Plan Code                 # # #
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  9      Date of Last Ratchet      Last ratchet date (mm/dd/yyyy)
--------------------------------------------------------------------------------
  10     Current Ratchet Value     Ratchet value as of the report date ($xx.xx)
--------------------------------------------------------------------------------
  11     Current Guaranteed        GMDB as of the report date ($xx.xx)
         Minimum Death Benefit
--------------------------------------------------------------------------------
  12     Current Total Account     Total account value as of the report date
         Value                     ($xx.xx)
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  13     Current Account Value     Account value by individual fund as of the
         by Fund                   report date. The sum of Field 13 should
                                   equal Field 12. ($xx.xx)
--------------------------------------------------------------------------------
  14     ITD Premium               Premium paid since inception ($xx.xx)
--------------------------------------------------------------------------------
  15     Current Withdrawal        Total withdrawal amount in this reporting
         Amount                    month ($xx.xx)
--------------------------------------------------------------------------------
  16     ITD Withdrawal Amount     Total withdrawal amount since inception
                                   ($xx.xx)
--------------------------------------------------------------------------------

                                   SCHEDULE E

                     ELIGIBLE PORTFOLIOS FOR ACCOUNT VALUES



THE FOLLOWING ARE THE INVESTMENT OPTIONS AVAILABLE IN THE SERIES CONTRACT TODAY:

[Investment Options Listed]